Exhibit 99.1
CONTACTS:

(Media):	Tony Lentini	(713/296-6227)
	Bill Mintz	(713/296-7276)

(Investor):	Robert Dye	(713/296-6662)
	David Higgins	(713/296-6690)

(Web site):	www.apachecorp.com
FOR RELEASE AT 7:45 A.M. CENTRAL TIME
APACHE FIRST-QUARTER EARNINGS RISE 18 PERCENT
TO $660 MILLION OR $1.97 PER SHARE
     Houston, April 27, 2006 — Apache Corporation (NYSE, Nasdaq: APA) today reported that higher oil and gas prices and record natural gas production contributed to first-quarter 2006 earnings of $660 million or $1.97 per diluted common share, up from $559 million or $1.67 per share in the first quarter of 2005.
     Cash from operations before changes in operating assets and liabilities totaled $1.2 billion, up from $1 billion in the year-earlier period. (This is a non-GAAP measure; see reconciliation below.)
     Natural gas production of 1.4 billion cubic feet per day was 8 percent above that of the prior-year period, fueled by increased output from Apache’s Egyptian, Australian, Canadian and U.S. Central Region operations. Gas production was up 10 percent from the fourth quarter of 2005.
     Liquid hydrocarbon production was approximately 9 percent below the year-earlier period, primarily due to continuing Gulf of Mexico production shut-ins caused by hurricanes Katrina and Rita. Although worldwide liquids production was even with the fourth quarter, U.S. liquids production was up 23 percent.

     Total production, on a barrel-of-oil-equivalent basis, averaged 457,000 barrels per day in the first quarter, down 1 percent from the prior-year period. Production was up 5 percent from the fourth quarter.
     Apache received $57.41 per barrel of oil in the quarter, up 25 percent from the prior-year period; $36.43 per barrel of natural gas liquids, up 32 percent; and $6.37 per thousand cubic feet of gas, up 20 percent. However, Apache’s realized gas price was down 19 percent from the fourth quarter to the first quarter.
     “Apache got off to a strong start in the first quarter, and, barring some unforeseen world-changing event, the coming quarters should be even stronger,” said G. Steven Farris, Apache’s president, chief executive officer and chief operating officer. “We are well into a very active drilling campaign for the year, we have closed on the Pioneer acquisition in Argentina, and we plan to close the BP Gulf of Mexico transaction by the end of the second quarter.
     “We expect our production growth will continue to build over the remainder of the year,” Farris said. “We believe Apache is on track to achieve 12 percent to 17 percent production growth in 2006.”
     “It’s disappointing to hear the rhetoric beginning to come out of Washington, threatening to impose new taxes on the energy industry,” he said. “If taxes are increased, companies will be forced to reduce their investments accordingly.
     “With only 13 percent of the world’s known hydrocarbon reserves available to private enterprise, government policies should not discourage private investment in the upstream sector,” Farris said.
     Operational highlights include:

     Apache’s Central Region had an outstanding quarter, with production rising 9 percent from the fourth quarter. The increase was the result of drilling 112 wells (with a 99 percent success rate), completing 145 fracture stimulations, and the acquisition of eight fields from Amerada Hess.
     In the Gulf Region, oil production increased 23 percent from the fourth quarter level. Apache drilled 13 wells offshore and five wells onshore during the first quarter. Apache operated an average of seven jackup rigs, two platform rigs and one barge rig.
     In Canada, gas production averaged 386 million cubic feet (MMcf) per day, even with the fourth quarter and up 11 percent from the first quarter of 2005. Apache drilled 344 wells during the quarter, with 187 still to be connected to gathering and processing infrastructure. Apache also obtained regulatory approval to co-mingle production from different zones in 357 wells, and the company has a major recompletion program during the second quarter to access the behind-pipe zones.
     In the North Sea, Apache continued to commission new equipment to improve the efficiency of the Forties Field, including turbines, export pumps and platform cranes. The 4 percent drop in production from the fourth quarter was the result of downtime associated with commissioning new equipment.
     In Australia, gas production increased 17 percent from the fourth quarter on rising output from the John Brookes field.
     In Egypt, Apache achieved record gross gas production of 501 MMcf per day on March 5 and record gross oil production of 119,550 barrels per day on March 8. Net gas production increased 8 percent from the fourth quarter as output from the Qasr field continues to ramp up. Although gross operated oil production was higher, net oil production was down slightly from the fourth quarter because of the impact of higher oil prices on the dynamics of production-sharing arrangements.
     With the completion of Apache’s acquisition of Pioneer Resources’ assets in Argentina, the company plans to drill more than 100 wells there during 2006.
     Apache Corporation is a large gas and oil independent with core operations in the United States, Canada, Egypt, the United Kingdom North Sea and Australia.
-end-
     EDITOR’S NOTE: Apache will webcast a conference call to discuss its first-quarter results at 1 p.m. Central Time, Thursday, April 27, from Apache’s Web site, www.apachecorp.com. The conference call will be available for delayed playback by telephone for one week beginning at approximately 5 p.m. on April 27. To access the telephone playback, dial (719) 457-0820 and provide Apache’s confirmation code, 8102104. The conference call will be archived on Apache’s Web site.
     This news release contains certain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 including, without limitation, expectations, beliefs, plans and objectives regarding production, operating costs, exploration and acquisition activities. Any matters that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions and uncertainties. There is no assurance that Apache’s expectations will be realized, and actual results may differ materially from those expressed in the forward-looking statements.

APACHE CORPORATION
FINANCIAL INFORMATION
(In thousands, except per share data)

	For the Quarter
	Ended March 31,
	2006	2005
REVENUES AND OTHER:
Oil and gas production revenues	$1,950,298	$1,626,649
Other	48,804	35,639

	1,999,102	1,662,288

OPERATING EXPENSES:
Depreciation, depletion and amortization	372,577	339,413
Asset retirement obligation accretion	20,645	13,159
Lease operating costs	291,614	233,171
Gathering and transportation costs	26,104	23,780
Severance and other taxes	146,414	72,186
General and administrative	45,672	50,411

Total operating expenses	903,026	732,120

OPERATING INCOME	1,096,076	930,168

FINANCING COSTS:
Interest expense	42,863	45,266
Amortization of deferred loan costs	508	658
Capitalized interest	(14,193)	(13,409)
Interest income	(6,364)	(927)

Net financing costs	22,814	31,588

INCOME BEFORE INCOME TAXES	1,073,262	898,580
Provision for income taxes	412,341	338,097

NET INCOME	660,921	560,483
Preferred stock dividends	1,420	1,420

INCOME ATTRIBUTABLE TO COMMON STOCK	$659,501	$559,063

BASIC NET INCOME PER COMMON SHARE	$2.00	$1.70

DILUTED NET INCOME PER COMMON SHARE	$1.97	$1.67

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	330,416	328,037

APACHE CORPORATION
FINANCIAL INFORMATION
(In thousands)

	For the Quarter
	Ended March 31,
	2006	2005

COSTS INCURRED:
North America exploration and development	$696,160	$529,434
International exploration and development	221,547	262,347

	$917,707	$791,781

Oil and gas property acquisitions	$256,840	$19,949

Capitalized interest	$14,193	$13,409

Asset retirement costs	$11,107	$10,513

	March 31,	December 31,
	2006	2005

BALANCE SHEET DATA:
Current Assets	$2,357,274	$2,162,077
Property and Equipment, net	17,316,527	16,791,340
Goodwill	189,252	189,252
Other Assets	136,050	129,127

Total Assets	$19,999,103	$19,271,796

Current Liabilities	$2,135,624	$2,186,564
Long-Term Debt	2,189,126	2,191,954
Deferred Credits and Other Noncurrent Liabilities	4,417,857	4,352,063
Shareholders’ Equity	11,256,496	10,541,215

Total Liabilities and Shareholders’ Equity	$19,999,103	$19,271,796

Common shares outstanding at end of period	330,339	330,121
NON-GAAP FINANCIAL MEASURES:
The press release discusses Apache’s cash from operations before changes in operating assets and liabilities. It is presented because management believes the information is useful for investors because it is used internally and widely accepted by those following the oil and gas industry as a financial indicator of a company’s ability to generate cash to internally fund exploration and development activities, fund dividend programs, and service debt. It is also used by research analysts to value and compare oil and gas exploration and production companies, and is frequently included in published research when providing investment recommendations. Cash from operations before changes in operating assets and liabilities, therefore, is an additional measure of liquidity, but is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities.
The following table reconciles net cash provided by operating activities to cash from operations before changes in operating assets and liabilities.

	For the Quarter
	Ended March 31,
	2006	2005
Net cash provided by operating activities	$1,043,284	$836,172
Changes in operating assets and liabilities	180,916	186,896

Cash from operations before changes in operating assets and liabilities	$1,224,200	$1,023,068

APACHE CORPORATION
FINANCIAL INFORMATION

	For the Quarter
	Ended March 31,
	2006	2005
FINANCIAL DATA (In thousands, except per share data):

Revenues and other	$1,999,102	$1,662,288

Income Attributable to Common Stock	$659,501	$559,063

Basic Net Income Per Common Share	$2.00	$1.70

Diluted Net Income Per Common Share	$1.97	$1.67

Weighted Average Common Shares Outstanding	330,416	328,037

Diluted Shares Outstanding	334,469	334,038

PRODUCTION AND PRICING DATA:

OIL VOLUME — Barrels per day
United States	59,290	73,630
Canada	21,691	23,277
Egypt	57,292	54,579
Australia	11,911	15,976
North Sea	64,445	61,870
China	4,559	10,507
Argentina	1,272	704

Total	220,460	240,543

AVERAGE OIL PRICE PER BARREL
United States	$50.22	$44.00
Canada	54.17	47.14
Egypt	60.89	48.77
Australia	66.39	52.99
North Sea	60.66	46.10
China	58.12	33.91
Argentina	39.30	33.97
Total	57.41	46.05

NATURAL GAS VOLUME — Mcf per day
United States	601,045	637,803
Canada	385,982	346,742
Egypt	212,874	155,328
Australia	153,659	113,734
North Sea	2,269	2,178
Argentina	3,143	3,473

Total	1,358,972	1,259,258

AVERAGE NATURAL GAS PRICE PER MCF
United States	$7.41	$6.04
Canada	7.73	5.59
Egypt	4.41	4.30
Australia	1.67	1.82
North Sea	9.98	5.30
Argentina	1.19	0.91
Total	6.37	5.30

NGL VOLUME — Barrels per day
United States	7,553	9,104
Canada	2,178	2,419

Total	9,731	11,523

AVERAGE NGL PRICE PER BARREL
United States	$36.52	$28.26
Canada	36.10	25.46
Total	36.43	27.68